Exhibit (21.0)
BADGER METER, INC.
SUBSIDIARIES OF THE REGISTRANT
The Company’s subsidiaries are listed below. All of the subsidiaries of the Company listed below are included in the Company’s consolidated financial statements.

	Percentage	State or country
Name	of ownership	in which organized
Badger Meter de las Americas, SA de CV	100%	Mexico
Badger Meter Canada, Inc.	100%	Canada
Badger Meter Czech Republic	100%	Czech Republic
(a subsidiary of Badger Meter International, Inc.)
Badger Meter Europe, GmbH	100%	Federal Republic of Germany
Badger Meter France SAS (1)	100%	France
(a French holding company) (Badger Meter France SAS is a subsidiary of Badger Meter International, Inc.)
Badger Meter International, Inc.	100%	Wisconsin
(an international holding company)		(U.S. )
Badger Meter de Mexico, SA de CV	100%	Mexico
Badger Meter Slovakia	100%	Slovakia
(a subsidiary of Badger Meter Europe)
MecaPlus Equipements SAS (1)	100%	France
(a subsidiary of Badger Meter France)

(1)	Operations that were discontinued at December 31, 2006.